Exhibit 99.1

Idera Pharmaceuticals Announces Pricing of Public Offering of Common Stock

and Pre-Funded Warrants

CAMBRIDGE, Mass. –(BUSINESS WIRE)—February 5, 2014—Idera Pharmaceuticals, Inc. (NASDAQ: IDRA) (“Idera” or the “Company”) today announced the pricing of an underwritten public offering of 6,841,250 shares of common stock for a public offering price of $4.00 per share, and pre-funded warrants to purchase up to an aggregate of 2,158,750 shares of common stock at the per share public offering price for the common stock less the $0.01 per share exercise price for each such pre-funded warrant. The gross proceeds to Idera from this offering are expected to be approximately $36 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Idera and excluding the proceeds, if any, from the exercise of the pre-funded warrants. The Company has granted to the underwriters participating in the offering a 30-day option to purchase up to an additional 1,026,188 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about February 10, 2014, subject to customary closing conditions.

Idera anticipates using the net proceeds from the offering to advance the clinical development of its Toll-like Receptor (TLRs) antagonists in its autoimmune disease and genetically defined B-cell lymphoma programs, to advance the development of its gene silencing oligonucleotides (GSOs) in its GSO program and for working capital and other general corporate purposes.

Piper Jaffray & Co. and Cowen and Company, LLC are acting as joint bookrunning managers for the offering.

The securities described above are being offered by the Company pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on September 18, 2013. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at 800-747-3924 or email at prospectus@pjc.com; or from Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone at (631) 274-2806 or fax at (631) 254-7140.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Idera Pharmaceuticals, Inc.

Idera’s proprietary technology involves creating novel nucleic acid therapeutics designed to inhibit over-activation of TLRs. Idera is developing these therapeutics for the treatment of genetically defined forms of B-cell lymphoma and for autoimmune diseases with orphan indications. In addition to its TLR programs, Idera is developing GSOs that it has created using its proprietary technology, to inhibit the production of disease-associated proteins by targeting RNA.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding the Company’s strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Idera cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated or implied by its forward-looking statements. Factors that may cause such a difference include: whether results obtained in early research, preclinical studies and clinical trials will be indicative of the results that will be generated in future clinical studies; whether products based on Idera’s technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; and such other important factors as are set forth under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and the Current Report on Form 8-K that was filed on February 5, 2014. Although Idera may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: Idera Pharmaceuticals, Inc.

Idera Pharmaceuticals, Inc.

Lou Arcudi, 617-679-5517

larcudi@iderapharma.com